EXHIBIT 10.1.3

BEACON POWER CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

Granted Under Third Amended And Restated 1998 Stock Incentive Plan

This Agreement, dated as of [DATE] (the “Grant Date”), is between Beacon Power Corporation and [NAME] (the “Optionee”), an employee of the Company.

1.             Grant of Option. This agreement evidences the grant by Beacon Power Corporation, a Delaware corporation (the "Company") to the Optionee, of an option to purchase, as a whole or in part, on the terms provided herein and in the Company's Third Amended and Restated 1998 Stock Incentive Plan (the "Plan"), the shares (the "Shares") of common stock, par value $0.01 per share, of the Company ("Common Stock") at an exercise price per share, as set forth below:

Shares:	Exercise Price:
$

Unless earlier terminated, this option shall expire one day before its 10th anniversary (the "Final Exercise Date".) It is intended that the option evidenced by this agreement shall be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended and any regulations promulgated thereunder (the "Code".) Except as otherwise indicated by the context, the term "Optionee", as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.

2.             Vesting Schedule. Subject to the other terms of this Agreement regarding the exercisability of this option, the Shares shall become vest and become exercisable, as follows; provided, however, that as of each relevant vesting date, the Optionee’s employment with the Company has not terminated:

Number of Shares		Date
Newly vested on the indicated date	Cumulative Vested

The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, as a whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under this Agreement or the Plan.

3.	Exercise of Option .

(a)            Form of Exercise. Each election to exercise this option shall be in writing, signed by the Optionee, and received by the Company at its principal office, accompanied by a copy of this agreement and by payment in full as provided below. The Optionee may purchase less than the number of Shares covered hereby, provided that no partial exercise of this option may be for any fractional share or for fewer than 100 whole shares. Payment shall be as follows:

(i)	in cash or by check, payable to the order of the Company;

(ii)           in the sole discretion of the authorized administrator of the Plan, (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price or (B) delivery by the Optionee to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price;

(iii)           delivery of shares of Common Stock owned by the Optionee valued at fair market value, as determined in the sole discretion of the board of directors, which Common Stock was owned by the Optionee at least six months prior to such delivery;

(iv)           to the extent permitted by the authorized administrator of the Plan, in its sole discretion, by payment of such other lawful consideration as the authorized administrator of the Plan may determine; or

(v)	any combination of the above permitted forms of payment.

A certificate or certificates for the Shares purchased shall be issued by the Company after the exercise of the option and payment therefor, including the provision for any federal and state withholding taxes, and other applicable employment taxes.

(b)           Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Optionee, at the time he or she exercises this option, is, and has been at all times since the date of grant of this option, an employee of the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the Code (an "Eligible Optionee".)

(c)	Termination of Option upon Termination of Employment, Death or Disability.

(i)            For Reasons other than Breach of Conduct, death or disability. Upon the termination of Optionee’s employment with the Company for any reason other than a Breach of Conduct (as defined in subparagraph (iii) below), death or disability, any portion of this option that is not vested as described in Section 2 hereof shall immediately terminate, and any portion that vested before the employment termination date shall continue to be exercisable for three months following such termination date. At the expiration of this three-month period, any portion of this option that has not been exercised shall immediately terminate. However, no portion of the option is exercisable after the Final Exercise Date.

(ii)           Death or Disability. If termination of employment is by reason of death or disability, any portion of this option which is not vested before such termination of employment shall immediately terminate, and any remaining portion of this option shall terminate if not exercised within one year following the date of death or commencement of disability. At the expiration of this one-year period, any portion of this option that has not been exercised shall immediately terminate. However, no portion of the option is exercisable after the Final Exercise Date.

(iii)        Breach of Conduct. In the event of a Breach of Conduct by Optionee at any time while employed by the Company or within two years after termination of employment, any portion of this option which then remains outstanding but has not been exercised by the time of such Breach of Conduct, whether or not vested under Section 2, shall immediately terminate upon written declaration by the authorized administrator of the Plan. Such declaration shall be communicated in writing to the Optionee. In addition, the Company may, in its sole discretion, by written notice demand that any or all stock certificates for Shares acquired pursuant to the exercise of this option, or any profit realized from the sale or transfer of such Shares, be returned to the Company within five days of receipt of such notice, and any exercise price paid by the Optionee shall be returned to Optionee by the Company immediately thereafter, without interest. The Company shall be entitled to reimbursement of reasonable attorney fees and expenses incurred in seeking to enforce its rights under this paragraph.

“Breach of Conduct” shall mean activities which constitute a serious breach of conduct as determined by the authorized administrator of the Plan in its sole discretion, including, but not limited to: (i) the disclosure or misuse of confidential information, trade secrets or other intellectual property of the Company or third parties who have disclosed such information, secrets or intellectual property to the Company or a company that controls, is controlled by or is under common control with the Company (collectively, an “Affiliate”), (ii) activities in violation of the policies of the Company or any Affiliate, including without limitation, the Company’s insider trading policy; (iii) the violation or breach of any material provision in any applicable contract or agreement between the Optionee and the Company (or an Affiliate), including, for example, a violation or breach which is grounds for discharge for cause; (iv) engaging in conduct relating to the Optionee’s employment for which either criminal or civil penalties have been sought; (v) engaging in activities which adversely affect or which are contrary or harmful to the interests of the Company or Affiliate, or (vi) in the event that the Optionee and Company have not signed a noncompetition agreement (which therefore otherwise would govern issues of noncompetition), engaging in competition with the Company or any Affiliate or soliciting their respective employees or customers on behalf of some other entity during employment or within one year following termination of employment with the Company or Affiliate. The determination of Breach of Conduct shall be determined by the authorized administrator of the Plan in good faith and in its sole discretion.

4.             Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Optionee pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.

5.             Nontransferability of Option. This option may not be sold, assigned, transferred, pledged or otherwise encumbered by the Optionee, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Optionee, this option shall be exercisable only by the Optionee.

6.             Disqualifying Disposition. This option shall not qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, if the Shares acquired pursuant to the exercise of the option are transferred, other than by will or by the laws of descent and distribution, within two years of the Grant Date or within one year after the transfer of the Shares to the Optionee pursuant to such exercise. If the Optionee disposes of such Shares, the Optionee shall notify the Company in writing of such disposition.

7.             Provisions of the Plan. This option is subject to the provisions of the Plan, a copy of which Optionee hereby acknowledges receiving with this option.

8.             No Right to Continued Employment. This option shall not confer upon the Optionee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Optionee’s employment at any time.

9.             Compliance with Law and Regulations. This option and the obligation of the Company to sell and deliver shares hereunder shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall not be required to issue or deliver any certificates for Shares prior to (a) the listing of such Shares on any stock exchange on which the Shares may then be listed, and (b) the completion of any registration or qualification of such Shares under any federal or state law, or any rule or regulation of any government body which the Company shall, in its sole discretion, determine to be necessary or advisable. Moreover, this option may not be exercised if its exercise, or the receipt of Shares pursuant thereto, would be contrary to applicable law.

10.         Notices. Any notice hereunder to the Company shall be addressed to Beacon Power Corporation, Attn: Compensation Committee), 234 Ballardvale Street, Wilmington, MA 01887, and any notice hereunder to the Optionee shall be sent to the address reflected on the payroll records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

11.          Delaware Law to Govern. This Agreement shall be construed and administered in accordance with and governed by the laws of Delaware.

12.           Certain Special Rules. Optionee is aware (a) that special rules will apply to Optionee if Optionee owns equity securities of the Company and its Affiliates possessing more than 10% of the total combined voting power of all classes of outstanding stock of the Company or any Affiliate, and (b) that an option which is designated as an incentive stock option will be recharacterized as a nonqualified option, if and to the extent that the fair market value of Shares (determined as of the date of grant of the option covering such Shares) that become exercisable by Optionee for the first time during a single calendar year exceeds US$100,000. To the extent that this Agreement and the grant of the option hereunder becomes subject to the provisions of Section 409A of the Code, the Company and Optionee agree that the option granted hereunder may be amended, modified, rescinded or substituted by the Company with an award of comparable economic value as required to maintain compliance with the provisions of Section 409A of the Code.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument, as of the date first set forth above.

Optionee: _______________________________ Signature _______________________________ Address	BEACON POWER CORPORATION By: _______________________________ Signature __________________________________ Print name, title